Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008, relating to the financial statements and financial statement schedule of GenTek Inc. and subsidiaries (the “Company”) (which expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the adoption (1) Financial Accounting Standards Board’s Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” as of January 1, 2007 which changed the accounting for uncertain tax positions; (2) the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R) as of December 31, 2006, which changed its method of accounting for pension and postretirement benefits; and (3) SFAS No. 123(R), Share-Based Payment, as of January 1, 2006, which changed its method of accounting for stock-based compensation) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 19, 2008